CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 9, 2006, relating to the financial statements and financial statement schedule of NovAtel Inc. (which audit report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants for U.S. Readers on Canada — U.S. Reporting Differences referring to changes in accounting principles that have a material effect on the comparability of the Company’s financial statements and changes in accounting principles that have been implemented in the Company’s financial statements), appearing in the Annual Report on Form 20-F/A of NovAtel Inc. for the year ended December 31, 2005.

(signed)  “Deloitte & Touche LLP”

Deloitte & Touche LLP
Independent Registered Chartered Accountants
Calgary, Alberta, Canada
March 20, 2007